Exhibit 5.1

OPINION AS TO LEGALITY

JILL ARLENE ROBBINS, P.A.
525 93 Street
Surfside, Florida 33154
(305) 531-1174
Facsimile: (305) 531-1274
Email: jillarlene@jarepa.com

July 19, 2010

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re: Energizer Resources, Inc.

Ladies and Gentlemen:

The Law Offices of Jill Arlene Robbins, P.A. has acted as special counsel for Energizer Resources, Inc., a Minnesota corporation (the "Company") for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 52,873,332 shares of common stock of the Company, which consists of 22,066,667 shares of common stock issued to certain Selling Shareholders (as defined in the Registration Statement) of the Company in brokered and non-brokered private placement offerings (the "Private Placement Shares"), 24,306,667 shares of common stock issuable upon the exercise of common share purchase warrants (the "Warrant Shares") and 6,499,998 shares of common stock issuable in the event the Registration Statement is not declared effective by certain dates specified in the Registration Statement (the "Filing Shares").

I have examined the Company's certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Minnesota law including the statutory provisions, all applicable provisions of the Minnesota Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Minnesota, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 175,000,000 shares of Common Stock, $0.001 par value and no shares of Preferred Stock.
3. I am of the opinion that, pursuant to the corporate law of the State of Minnesota (Chapter 302A of the Minnesota Statutes), (i) the Private Placement Shares are validly issued, fully paid and non-assessable, (ii) the Warrant Shares issuable upon exercise of the common share purchase warrants, upon issuance, delivery and payment therefor in accordance with the terms of the common share purchase warrants, will be validly issued, fully paid and non-assessable and (iii) the Filing Shares issuable in the event the Registration Statement is not declared effective by certain dates specified in the Registration Statement, upon issuance and delivery in accordance with the terms of the subscription agreements entered into in connection with the brokered and non-brokered private placement offerings, will be validly issued, fully paid and non-assessable.
4. I am of the opinion that all of the shares of Common Stock of the Company currently issued and outstanding are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Minnesota (Chapter 302A of the Minnesota Statutes).

This opinion includes my opinion on Minnesota law including the Minnesota Constitution, all applicable provisions of Minnesota Statutes, and reported judicial decisions interpreting those laws.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

JILL ARLENE ROBBINS, ESQUIRE